EXHIBIT 99.1

Inuvo, Inc. Reports Second Quarter Financial Results; Hosts Conference Call Today
Company Reports Revenue of $12.9 Million and Adjusted EBITDA of $204,000

New York, NY – August 9, 2012 - Inuvo, Inc. (NYSE MKT: INUV) (the "Company" or "Inuvo"), an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites, today announced second quarter 2012 financial results including revenues of $12.9 million and gross profit of $6.8 million, increases of 40% and 65%, respectively, over the second quarter 2011.

Company Highlights

●	Second quarter 2012 net revenue was $12.9 million, an increase of $3.7 million or 40% compared to second quarter 2011.
●	Gross Profit increased 65% to $6.8 million in Q2 2012 compared to $4.1 million in Q2 2011.
●	Adjusted EBITDA, a non-GAAP measure increased 89% to $204,000 in Q2 2012 compared to $107,000 in Q@ 2011.
●	Tier 1 search queries from alOt increased 15% in the second quarter of 2012.
●	Net revenue for the Partner Programs business segment was $2.5 million and gross profit was $1.7 million for the second quarter, an increase of 131% and 285% respectively.

The Company's consolidated financial statements as of June 30, 2012 include the financial results of its Vertro subsidiary from March 2012 forward, prior year periods do not contain financial results of the Vertro subsidiary.

"The second quarter 2012 is the first full quarter of combined results since our merger with Vertro,” stated Peter Corrao, Chief Executive Officer of Inuvo.  “We recorded positive adjusted EBITDA and we expect adjusted EBITDA to increase throughout the year. Our alOt live user base grew and search queries increased 15% in Tier 1 markets as we added new users in Tier 1 markets while expanding marketing efforts in 7 new countries.  Our Partner Programs segment experienced rapid development, growing both in revenue and gross profit.  Going forward, we plan to continue these operational improvements and generate increased revenue through initiatives, such as dual-display advertising, that have already contributed to our preliminary unaudited revenue of approximately $4.6 million for the month of July.”

Three Month Financial Results for the period ended June 30, 2012

Net revenues for the three months ended June 30, 2012, were $12.9 million, up 39.7% compared to the three months ended June 30, 2011. Gross profit increased 64.7% to $6.8 million in the three months ended June 30, 2012 compared to the same period of 2011.  These increases were due primarily to revenue from the Company’s Software Search segment as a result of the merger with Vertro.

Net revenue from the Software Search segment was $5.5 million, or 42.7% of total revenues.  As this segment derives from the merger with Vertro and this is the first full quarter of combined operations and financial results.

Net revenue from the Partner Programs segment increased 131.2% for the three months ended June 30, 2012 compared to the same period of 2011 primarily due to revenue derived from partner programs associated with the alOt operations acquired in the merger with Vertro on March 1, 2012.

Revenue from the Publisher Network segment decreased 40.4% to $4.9 million for the three months ended June 30, 2012 compared to the same period of 2011.  This decrease was primarily due to a decline in the number of transactions driven through our owned and operated websites and through third party affiliates using the ValidClick platform.  Revenue from the Publisher Network has been volatile and while revenue for the three months ended June 30, 2012 decreased 40.4% compared to the three months ended June 30, 2011, and decreased 14% compared to the three months ended March 31, 2012, we did see signs of stability and moderate recovery in revenue in the latter part of the quarter.

The Company reported a net loss of $3.0 million, or $0.13 per share,for the three months ended June 30, 2012, compared to a net loss of $1.9 million, or $0.21 per share, for the corresponding period last year.

Six Month Financial Results for the period ended June 30, 2012

In the six months ended June 30, 2012, net revenues increased 3.0% to $21.6 million compared to the same period in 2011.  Gross profit increased by 6.9% to $10.2 million in the six months ended June 30, 2012 compared to the same period of 2011.  These increases were due primarily to revenue from the Software Search segment as a result of the merger with Vertro.

Net revenues from the Software Search segment were $7.3 million for the six months ended June 30, 2012, accounting for 33.6% of total revenues for that period.

Net revenue from the Partner Programs segment were $3.9 million for the six months ended June 30, 2012, accounting for 18.1% of total revenues for that period and increased 28.8% compared to the same period of 2011, primarily due to revenue derived from partner programs associated with the alOt operations acquired in the merger with Vertro on March 1, 2012.

Net revenue from the Publisher Network segment were $10.5 million for the six months ended June 30, 2012, accounting for 48.3% of total revenues for that period and decreased 41.8% compared to the same period of 2011.  This was primarily a result of a decrease in the number of transactions driven through the Company’s owned and operated websites and through third party affiliates using the ValidClick platform.

The Company reported a net loss for the six month period ended June 30, 2012, of $4.8 million, or $0.26 per share, compared to $3.2 million, or $0.37 per share for the same period in 2011.

Balance Sheet as of June 30, 2012

Cash and cash equivalents totaled $3.3 million at June 30, 2012. As of June 30, 2012, the working capital deficit was $2.6 million compared to $2.0 million on December 31, 2011. Current assets and total assets were $11.3 million and $32.3 million, respectively and current liabilities and total liabilities were $14.0 million and $26.1 million, respectively.

Conference Call Information

The Company will host a conference call at 4:30 PM EDT on August 9, 2012.  Participants can access the call by dialing 1-877-941-2068 (domestic) or 1-480-629-9712 (international). In addition, the call will be webcast at http://public.viavid.com/index.php?id=101380 as well as on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days.

A telephone replay will be available through Thursday August 23, 2012. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 4558557 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an Internet marketing and technology company specialized in marketing browser-based consumer applications, managing networks of website publishers and operating specialty websites. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of the Company's future Adjusted EBITDA, growth rate, user base, and preliminary unaudited revenue for the month of July 2012.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company’s plans, objectives, expectations, intentions with respect to future operations, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional key risks are described in the filings made by Inuvo with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2011 and most recent Form 10-Q.

Contact:

Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222
President
asheinwald@allianceadvisors.net

Inuvo, Inc.
Wally Ruiz, 212-231-2000 Ext. 160
Chief Financial Officer
wallace.ruiz@inuvo.com

INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash	$3,281,978	$4,413
Restricted cash	475,938	475,586
Accounts receivable, net	5,514,725	5,426,865
Intangible, net - current	963,398	947,882
Other current assets	1,096,208	482,797
Total current assets	11,332,247	7,337,543

Property and equipment, net	3,142,721	1,590,011
Goodwill	6,067,270	1,776,544
Intangible assets, net	11,595,332	390,000
Other assets	165,427	2,243
Total assets	$32,302,997	$11,096,341

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Term and credit notes payable - current portion	$1,333,333	$452,000
Accounts payable	11,349,455	6,198,921
Deferred revenue	4,691	18,083
Accrued expenses and other current liabilities	1,266,724	2,523,176
Current liabilities of discontinued operations	25,000	160,000
Total current liabilities	13,979,203	9,352,180

Term and credit notes payable - long term	6,555,556	2,454,303
Deferred tax liability	4,543,000	-
Other long-term liabilities	1,037,132	300,124
Total liabilities	26,114,891	12,106,607

Total stockholders' equity (deficit)	6,188,106	(1,010,266)
Total liabilities and stockholders' equity (deficit)	$32,302,997	$11,096,341

INUVO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net revenue	$12,873,981	$9,213,037	$21,641,133	$21,006,530
Cost of revenue	6,097,341	5,098,813	11,445,093	11,470,277
Gross profit	6,776,640	4,114,224	10,196,040	9,536,253

Operating expenses
Search costs	5,422,936	2,296,595	7,265,993	4,790,073
Compensation and telemarketing	1,625,790	2,336,656	2,922,355	5,011,430
Selling, general and administrative	2,386,083	1,097,888	4,355,546	2,530,558
Total operating expenses	9,434,809	5,731,139	14,543,894	12,332,061
Operating loss	(2,658,169)	(1,616,915)	(4,347,854)	(2,795,808)
Interest and other expenses, net	(104,731)	(214,345)	(271,431)	(685,814)
Net loss from continuing operations before taxes	(2,762,900)	(1,831,260)	(4,619,285)	(3,481,622)
Income tax expense	45,977	-	61,977	-
Net loss from continuing operations	(2,808,877)	(1,831,260)	(4,681,262)	(3,481,622)
Net loss (income) from discontinued operations	(155,236)	—	(156,943)	257,136
Net loss	$(2,964,113)	$(1,831,260)	$(4,838,205)	$(3,224,486)

Other comprehensive income
Foreign currency revaluation	(10,735)	-	(5,579)	-
Total comprehensive loss	$(2,974,848)	$(1,831,260)	$(4,843,784)	$(3,224,486)

Per common share data
Basic and diluted
Net loss from continuing operations	$(0.12)	$(0.21)	$(0.25)	$(0.40)
Net loss (income) from discontinued operations	(0.01)	-	(0.01)	0.03
Net loss	$(0.13)	$(0.21)	$(0.26)	$(0.37)

Weighted average shares
(Basic and diluted)	23,484,733	8,805,132	19,022,387	8,681,150

By Segment: (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net revenue
Publisher Network	$4,834,813	$8,113,355	$10,459,768	$17,963,418
Software Search	5,496,401	-	7,263,742	-
Partner Programs	2,542,768	1,099,681	3,917,623	3,043,112
Total	$12,873,982	$9,213,036	$21,641,133	$21,006,530

Gross profit
Publisher Network	$963,903	$3,682,911	$2,205,093	$7,796,330
Software Search	4,151,512	-	5,603,823	-
Partner Programs	1,661,226	431,312	2,387,124	1,739,923
Total	$6,776,641	$4,114,223	$10,196,040	$9,536,253

INUVO, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Net loss from continuing operations	$(2,808,877)	$(1,831,260)	$(4,681,262)	$(3,481,622)
Interest and other expenses, net	105,565	113,600	272,265	210,560
Income tax expense	45,977	-	61,977	-
Depreciation	693,267	390,777	1,135,572	805,312
Amortization	1,977,065	628,646	2,820,811	1,358,218
Stock based payments	191,445	365,227	386,864	976,511
	204,442	(333,010)	(3,773)	(131,021)

Plus Merger costs	-	-	436,458	-
Adjusted EBITDA	$204,442	$(333,010)	$432,685	$(131,021)

By Segment
Publisher Network	$578,478	$1,218,704	$1,482,746	$2,705,995
Software Search	(56,505)	-	(10,622)	-
Partner Programs	1,984,007	(346,381)	3,040,504	280,788
Corporate	(2,301,538)	(1,205,333)	(4,079,943)	(3,117,804)
Adjusted EBITDA	$204,442	$(333,010)	$432,685	$(131,021)

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net loss, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance.  We defined Adjusted EBITDA as net loss from continuing operations plus (i) interest expense, net, (ii) provision for taxes, (iii) depreciation and amortization, (iv) stock based payments, and (v) indirect costs incurred during the merger with Vertro.  These further adjustments are itemized above.  You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.  In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.